                                                                   EXHIBIT 99.1

                       [SARD VERBINNEN & CO LETTERHEAD]

FOR IMMEDIATE RELEASE

                               Contact: George Sard/Anna Cordasco/Paul Caminiti
                                        Sard Verbinnen & Co.
                                        212-687-8080

             LIGGETT GROUP CONTINUES NEGOTIATIONS WITH NOTEHOLDERS

                 ----------------------------------------------

          Miami, FL, July 31, 1997 - Brooke Group Ltd. (NYSE: BGL) announced today that its wholly-owned subsidiary Liggett Group Inc. is in negotiations with a committee comprised of a majority of its noteholders with respect to the previously disclosed potential restructuring of Liggett's public debt. In conjunction with these discussions, Brooke is also engaged in negotiations with the principal holders of the public debt of its wholly-owned subsidiary BGLS Inc. with respect to certain related modifications to the terms of such debt.

          Pending completion of the negotiations, BGLS and Liggett have postponed making the interest payments due on July 31, 1997 on BGLS' 15.75% Senior Secured Notes due 2001 and on August 1, 1997 on Liggett's 11.50% Series B Senior Secured Notes due 1999 and Variable Rate (19.75%) Series C Senior Secured Notes due 1999, respectively. The indentures governing BGLS' and Liggett's Senior Secured Notes provide for a 30-day grace period before the failure to pay interest will be an event of default.

          Brooke Group is a holding company which through BGLS Inc. owns Liggett Group Inc. and controlling interests in Liggett-Ducat Ltd. and New Valley Corporation.

                                     # # #


                                 Page 4 of 4